SMITH INTERNATIONAL, INC.
SECOND AMENDED AND RESTATED
1989 LONG-TERM INCENTIVE COMPENSATION PLAN
(Effective January 1, 2005)

		Page
9.12	Pre-Clearance Agreement with Brokers	27
9.13	Successors to Company	27
9.14	Miscellaneous Provisions	28
9.15	Severability	28
9.16	Gender, Tense and Headings	28
9.17	Governing Law	28
iv

SMITH INTERNATIONAL, INC.
1989 LONG-TERM INCENTIVE COMPENSATION PLAN
SECTION 1
GENERAL PROVISIONS RELATING TO
PLAN GOVERNANCE, COVERAGE AND BENEFITS
1.1 Background and Purpose
     Smith International, Inc., (the “Company”) established and adopted the “Smith International, Inc. 1989 Long-Term Incentive Compensation Plan” (the “Plan”). The Plan has been amended from time to time, and most recently amended and restated effective as of January 1, 2005.
     The Company also previously established and adopted the “Smith International, Inc. Stock Plan for Outside Directors” (the “Directors Plan”), effective as of April 28, 1992, amended from time to time.
     The Company hereby amends and restates the Plan under the form of this Plan document primarily to (i) incorporate various changes for the benefit of the Company and the participants in the Plan and the Directors Plan and (ii) merge the Directors Plan into the Plan effective as of January 1, 2007. This amendment and restatement is generally effective as of January 1, 2005 (the “Effective Date”), except as may otherwise be noted under certain terms and provisions of the Plan.
     Effective as of January 1, 2007, all awards previously granted under the Directors Plan are assumed and continued under the Plan and shall remain subject to the existing individual incentive agreements that evidence such awards.
     Effective as of January 1, 2007, upon the assumption and continuation of all outstanding awards under the Plan, and coincident with the merger of the Directors Plan into the Plan, the Directors Plan shall cease to exist as a separate plan.
     The purpose of the Plan is to foster and promote the long-term financial success of the Company and to increase stockholder value by: (a) encouraging the commitment of selected key Employees, (b) motivating superior performance of key Employees by means of long-term performance related incentives, (c) encouraging and providing key Employees with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining key Employees by providing competitive compensation opportunities, (e) enabling key Employees to share in the long-term growth and success of the Company, (f) providing additional incentives for securing and retaining qualified individuals who are not employees of the Company to serve on the Board of Directors of the Company (“Outside Directors”), and (g) to enhance the future growth of the Company by furthering Outside Directors’ identification with the interests of the Company and its stockholders.
     The Plan provides for payment of various forms of compensation. It is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.
     The Plan will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 9.7, until all Shares subject to the Plan have been purchased or acquired according to its provisions.
1.2 Definitions
     The following terms shall have the meanings set forth below:

     (a) Advisory Director. An individual who (i) is not an officer or employee of the Company or any Subsidiary and (ii) serves as an advisory director on the Board.
     (b) Authorized Officer. The Chairman of the Board, the CEO or any other senior officer of the Company to whom either of them delegate the authority to execute any Incentive Agreement for and on behalf of the Company. No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.
     (c) Award Date. The annual date or other date upon which a Common Stock Award is granted by the Board to a Grantee as provided in Section 3.
     (d) Board. The Board of Directors of the Company.
     (e) Cause. When used in connection with the termination of a Grantee’s Employment, shall mean the termination of the Grantee’s Employment by the Company or any Subsidiary by reason of (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the proven commission by the Grantee of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (iii) the misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof; (iv) the willful and continued failure by the Grantee to perform the material duties assigned to him that is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Grantee by the Board or CEO (or by another officer of the Company or a Subsidiary who has been designated by the Board or CEO for such purpose); (v) the knowing engagement by the Grantee in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (vi) the knowing engagement by the Grantee, without the written approval of the Board or CEO, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary.
     (f) CEO. The Chief Executive Officer of the Company.
     (g) Change in Control. Any of the events described in and subject to Section 8.8.
     (h) Code. The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.
     (i) Committee.
     A committee appointed by the Board to administer the Plan. While the Company is a Publicly Held Corporation, the Plan shall be administered by a Committee appointed by the Board consisting of not less than two directors who fulfill the “nonemployee director” requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Code Section 162(m). In either case, the Committee may be the Compensation and Benefits Committee of the Board, or any subcommittee of the Compensation and Benefits Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph. Notwithstanding the preceding provisions of this subsection, with regard to Incentive Awards granted to Outside Directors, the Board shall have the sole power and authority to administer the Plan, and thus all references to the Committee herein shall mean the Board with respect to Incentive Awards granted to Outside Directors.
     The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.

     (j) Common Stock. The common stock of the Company, $1.00 par value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.
     (k) Common Stock Award. An authorization of the Board to issue or transfer common stock to a Grantee who is an Outside Director pursuant to Section 3.
     (l) Company. Smith International, Inc. and any successor in interest thereto.
     (m) Covered Employee. A named executive officer who is one of the group of covered employees, as defined in Code Section 162(m) and Treasury Regulation § 1.162-27(c) (or its successor), during any period that the Company is a Publicly Held Corporation.
     (n) Disability. A physical or mental condition of a Grantee which renders him unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which (a) can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) for which the Grantee is receiving income replacement benefits for a period of not less than three months under an accident and health plan or long-term disability plan covering Employees of the Company or any Subsidiary. A determination of Disability shall be made by a physician selected or approved by the Committee and, in this respect, the Grantee shall submit to any reasonable examination(s) required by such physician upon request. In addition, any determination of Disability shall be made in accordance with the requirements of Code Section 409A as determined by the Committee.
     (o) Employee. Any full-time, salaried employee of the Company (or any Subsidiary) within the meaning of Code Section 3401(c) who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company (or any Subsidiary), including, without limitation, officers who are members of the Board.
     (p) Employment. Employment means that the individual is employed as an Employee by the Company or any Subsidiary. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Subsidiary, nor the transfer of a Grantee from Employment by any Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, or health, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or written agreement. All determinations regarding Employment, and the termination of Employment hereunder, shall be made by the Committee.
     (q) Exchange Act. The Securities Exchange Act of 1934, as amended.
     (r) Fair Market Value. While the Company is a Publicly Held Corporation, the Fair Market Value of one Share of Common Stock on the date in question is deemed to be (i) the closing sales price of a Share as reported on the New York Stock Exchange or other principal securities exchange on which Shares are then listed or admitted to trading, or (ii) the closing sales price for a Share as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a Share as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System. If there was no public trade of Common Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported.
     If the Company is not a Publicly Held Corporation at the time a determination of the Fair Market Value of the Common Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee in its sole and absolute discretion. In this respect, the

Committee may rely on such financial data, appraisals, valuations, experts, and other sources as, in its sole and absolute discretion, it deems advisable under the circumstances.
     (s) Grantee. Any Employee or Outside Director who is granted an Incentive Award under the Plan.
     (t) Immediate Family. With respect to a Grantee, the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
     (u) Incentive Agreement. A separate written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 8.1.
     (v) Incentive Award or Award.
     A grant of an award under the Plan to a Grantee, including any Stock Option, Stock Appreciation Right (SAR), Restricted Stock Award, Performance-Based Restricted Award, Common Stock Award, Restricted Stock Unit Award or Other Stock-Based Award.
     (w) Independent SAR or SAR. A Stock Appreciation Right described in Section 2.4.
     (x) Insider. While the Company is a Publicly Held Corporation, an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
     (y) Option Price. The exercise price at which a Share may be purchased by the Grantee of a Stock Option.
     (z) Other Stock-Based Award. An award granted by the Committee to a Grantee under Section 6.1 that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.
     (aa) Outside Director. A member of the Board, or an Advisory Director, who is not, at the time the Incentive Award is granted to him, an officer or employee of the Company or any Subsidiary.
     (bb) Performance-Based Exception. The performance-based exception from the tax deductibility limitations of Code Section 162(m), as prescribed in Code Section 162(m)(4)(C) and Treasury Regulation § 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.
     (cc) Performance-Based Restricted Award. Restricted Stock Awards or Restricted Stock Unit Awards awarded to a Grantee pursuant to Section 4 or Section 5, as applicable, the grant of which is contingent upon the attainment of specified Performance Criteria, and/or the vesting of which are subject to a risk of forfeiture if the specified Performance Criteria are not met within the Performance Period.
     (dd) Performance Criteria. The business criteria that are specified by the Committee pursuant to Section 7 for an Incentive Award that is intended to qualify for the Performance-Based Exception; the satisfaction of such business criteria during the Performance Period being required for the grant or vesting of the particular Incentive Award to occur, as specified in the Incentive Agreement.
     (ee) Performance Period. A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of any Performance-Based Restricted Award or Other Stock-Based Award that is intended to qualify for the Performance-Based Exception.

     (ff) Plan. Smith International, Inc. 1989 Long-Term Incentive Compensation Plan, as set forth herein and as it may be amended from time to time.
     (gg) Publicly Held Corporation. A corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.
     (hh) Restricted Stock. Shares of Common Stock issued or transferred to a Grantee pursuant to Section 4.
     (ii) Restricted Stock Award. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee pursuant to Section 4.
     (jj) Restricted Stock Unit. A unit granted to a Grantee pursuant to Section 5 which entitles him to receive one share of Common Stock on the date specified in the Incentive Agreement.
     (kk) Restricted Stock Unit Award. An authorization to award Restricted Stock Units to Grantee pursuant to Section 5.
     (ll) Restriction Period. The period of time determined by the Committee and set forth in the Incentive Agreement during which the transfer of an Incentive Award by the Grantee is restricted.
     (mm) Retirement. The voluntary termination of Employment by an Employee from the Company and any Subsidiary constituting retirement, and as confirmed through the Company’s Human Resources Department (i) on any date after the Employee attains the normal retirement age, (ii) on an earlier retirement date as expressly agreed to by the Committee prior to termination of Employment, or (iii) as of such other age as may be designated by the Committee in the Employee’s individual Incentive Agreement.
     (nn) Share. A share of the Common Stock of the Company.
     (oo) Share Pool. The number of Shares authorized for issuance under Section 1.4, as adjusted for awards and payouts under Section 1.5 and as adjusted for changes in corporate capitalization under Section 8.6.
     (pp) Spread. The difference between the exercise price per Share specified in a SAR grant and the Fair Market Value of a Share on the date of exercise of the SAR.
     (qq) Stock Appreciation Right or SAR. A Stock Appreciation Right as described in Section 2.4.
     (rr) Stock Option or Option. A stock option that is a nonstatutory stock option (and not an “incentive stock option” as described in Code Section 422), as described in Section 2.
     (ss) Stock Option Award. An authorization to award a Stock Option to a Grantee pursuant to Section 2.
     (tt) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f) of the Code, and any limited liability company, partnership, or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests.
     (uu) Termination of Directorship. The date upon which a Grantee who is an Outside Director ceases to be an Outside Director for whatever reason, voluntary or involuntary. The effective date of such Termination of Directorship shall be the actual date of such termination (whether occasioned by death, Disability, retirement, resignation, non-election or otherwise). The change in an Outside Director’s position to an Advisory Director shall not be a Termination of Directorship hereunder.
1.3 Plan Administration
          (a) Authority of the Committee. Except as may be limited by law, and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the amounts, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.
          With respect to Incentive Awards granted under the Plan to Outside Directors, the Board shall constitute the Committee.
          (b) Meetings. The Committee shall designate a chairman from among its members who shall preside at its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.
          (c) Decisions Binding. All determinations and decisions of the Committee shall be made in its discretion pursuant to the terms and provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its stockholders, Employees, Grantees, and their estates and beneficiaries. The Committee’s decisions with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.
          (d) Modification of Outstanding Incentive Awards. Subject to the stockholder approval requirements of Section 9.7 if applicable, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award (except for an Incentive Award in the form of a SAR which is subject to Code Section 409A), eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee. Notwithstanding the preceding provisions of this subsection, (i) no amendment or other modification of an Incentive Award shall be made to the extent such modification results in any Stock Option with an exercise price less than 100% of the Fair Market Value per Share on the date of grant, and (ii) no acceleration of the vesting of any Incentive Award shall be made, except in the event of the Grantee’s death, Disability, or Retirement, or a Change in Control, or another type of similar circumstance as determined by the Committee.
          (e) Delegation of Authority. The Committee may delegate to designated officers or other employees of the Company any of its duties and authority under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority (i) to grant Incentive Awards or (ii) if the Company is a Publicly Held Corporation, to take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act, the Performance-Based Exception under Code Section 162(m), or the Sarbanes-Oxley Act of 2002.

          (f) Expenses of Committee. The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, and other agents as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.
          (g) Surrender of Previous Incentive Awards. The Committee may, in its absolute discretion, grant Incentive Awards to Grantees on the condition that such Grantees surrender to the Committee for cancellation such other Incentive Awards as the Committee directs. Incentive Awards granted on the condition precedent of surrender of outstanding Incentive Awards shall not count against the limits set forth in Section 1.4 until such time as such previous Incentive Awards are surrendered and cancelled.
          (h) Indemnification. Each person who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
1.4	Shares of Common Stock Available for Incentive Awards
     Subject to adjustment under Section 8.6, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) Fourteen Million Five Hundred Twenty Thousand (14,520,000) Shares of Common Stock. Effective as of August 24, 2005, the number of Shares of Common Stock available shall be increased to Twenty Nine Million and Forty Thousand (29,040,000) to reflect a two-for-one stock split as of such date. The number of Shares of Common Stock that are the subject of Incentive Awards under the Plan, and which are forfeited or terminated, expire, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock (such as cash awards), shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.
     During any period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:
          (a) Subject to adjustment as provided in Section 8.6, the maximum aggregate number of Shares of Common Stock (including Stock Options, SARs, Restricted Stock, Performance-Based Restricted Awards, and Other Stock-Based Awards that are paid out in Shares) that may be granted (in the case of Stock Options and SARs) or that may vest (in the case of Restricted Stock Awards, Performance-Based Restricted Awards, Restricted Stock Unit Awards or Other Stock-Based Awards), as applicable, in any calendar year pursuant to any Incentive Award held by any individual Covered Employee shall be One Million (1,000,000) Shares.

          (b) The maximum aggregate cash payout (including SARs or Other Stock-Based Awards that are paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any Covered Employee shall be Ten Million dollars ($10,000,000).
          (c) With respect to any Stock Option or SAR granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option or SAR shall continue to count against the maximum number of Shares that may be the subject of Stock Options or SARs granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with Code Section 162(m).
          (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.
1.5 Share Pool Adjustments for Awards and Payouts
     The following Incentive Awards and payouts shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:
          (a) Stock Option Award;
          (b) SAR;
          (c) Common Stock Award;
          (d) Restricted Stock Award;
          (e) Performance-Based Restricted Award;
          (f) A payout of a Restricted Stock Unit Award in Shares; and
          (g) A payout of an Other Stock-Based Award in Shares.
     A cancellation, termination, expiration, forfeiture, or lapse for any reason of any Shares subject to an Award shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool.
1.6 Common Stock Available
     The Common Stock available for issuance or transfer under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) authorized but unissued Shares, or (c) Shares to be purchased or acquired by the Company. No fractional Shares shall be issued under the Plan; payment for fractional Shares shall be made in cash.
1.7 Eligibility
     Outside Directors and Employees shall be eligible to receive Incentive Awards under the Plan. The Committee shall from time to time designate those Employees to be granted Incentive Awards, the type of Incentive Awards granted, the number of Shares, Stock Options, rights or units, as the case may be, which are subject to an Award, and any other terms or conditions relating to each Award, as it may deem appropriate to the extent consistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.
     No Insider shall be eligible to be granted an Incentive Award that is subject to Rule 16a-3 under the Exchange Act unless and until such Insider has granted a limited power of attorney to those employees of the

Company who have been designated by the Company for purposes of future required filings under the Exchange Act.
1.8 Types of Incentive Awards
     The types of Incentive Awards under the Plan are (a) Stock Options and Stock Appreciation Rights, (b) Common Stock Awards as described in Section 3, (c) Restricted Stock and Performance-Based Restricted Awards, (d) Restricted Stock Units as described in Section 5, (e) Other Stock-Based Awards, or (f) any combination of the foregoing.
SECTION 2
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1 Grant of Stock Options
     The Committee is authorized to grant Stock Options to Employees and to Outside Directors, in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee regardless of whether any Stock Option previously granted to such person remains unexercised.
2.2 Stock Option Terms
          (a) Written Agreement.
          Each grant of a Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment or Termination of Directorship, as the case may be. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement, and need not be uniform among all Stock Options issued pursuant to the Plan.
          (b) Number of Shares. Each Stock Option Award shall specify the number of Shares of Common Stock to which it pertains.
          (c) Exercise Price. The exercise price per Share of Common Stock under each Stock Option shall be determined by the Committee, but in no event shall the exercise price be less than 100% of the Fair Market Value per Share on the date the Stock Option is granted. Each Stock Option shall specify the method of exercise which shall be consistent with the requirements of Section 2.3(a).
          (d) Term. In the Incentive Agreement, the Committee shall fix the term of each Stock Option, not to exceed ten (10) years from the date of grant. In the event no term is fixed, such term shall be ten (10) years from the date of grant.
          (e) Exercise. The Committee shall determine the time or times at which a Stock Option may be exercised, in whole or in part. Each Stock Option may specify the required period of continuous Employment or service as an Outside Director, as applicable, and/or the performance objectives to be achieved before the Stock Option (or any portion thereof) will become exercisable. Each Stock Option Award, the exercise (or timing of the exercise) of which is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable, as well as a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Incentive Agreement.

2.3	Stock Option Exercises
          (a) Method of Exercise and Payment. Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of a date set by the Company on the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the Shares.
          The Stock Option exercise price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent; or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that the Shares which are tendered must have been held by the Grantee for at least six (6) months prior to their tender to satisfy the Option Price); or (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above.
          Any payment in Shares shall be effected by the surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee in its discretion, the Grantee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial accounting reporting purposes.
          The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker of the Stock Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. At the direction of the Grantee, the broker will either (i) sell all of the Shares received when the Stock Option is exercised and pay the Grantee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker); or (ii) sell enough of the Shares received upon exercise of the Stock Option to cover the Option Price, withholding taxes and any fees due the broker and deliver the remaining Shares to the Grantee (either directly or through the Company). Dispositions to a broker effecting a cashless exercise are not exempt under Section 16 of the Exchange Act while the Company is a Publicly Held Corporation. Moreover, in no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a “cashless exercise,” if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee.
          As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, evidence of ownership for the number of Shares purchased under the Stock Option.
          Subject to Section 8.4, during the lifetime of a Grantee, each Stock Option granted to him shall be exercisable only by the Grantee (or his legal guardian in the event of his Disability) or by a broker-dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).
          (b) Restrictions on Share Transferability. The Committee may impose such restrictions on any grant of Stock Options or on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any stockholders’ agreement, buy/sell agreement, right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees; (ii) any applicable federal securities laws; (iii) the requirements of any stock exchange or market upon which such Shares are then listed and/or traded; or (iv) any blue sky or state securities law applicable to such Shares. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.
          Any Grantee or other person exercising an Incentive Award shall be required, if requested by the Committee, to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee in its discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.
          (c) Proceeds of Option Exercise. The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.
2.4 Stock Appreciation Rights
          (a) Grant. The Committee may grant Stock Appreciation Rights to Employees that are independent of Stock Options, but only with respect to Shares that are traded on an established securities exchange. All SARs granted under the Plan are intended to be exempt from deferred compensation treatment subject to Code Section 409A.
          (b) General Provisions. The terms and conditions of each SAR shall be evidenced by an Incentive Agreement. The exercise price per Share shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of the SAR. The term of the SAR shall be determined by the Committee. The Committee cannot include any feature for the deferral of compensation other than the deferral of recognition of income until exercise of the SAR.
          (c) Exercise. SARs shall be exercisable subject to such terms and conditions as the Committee shall specify in the Incentive Agreement for the SAR grant. No SAR granted to an Insider may be exercised prior to six (6) months from the date of grant, except in the event of his death or Disability which occurs prior to the expiration of such six-month period if so permitted under the Incentive Agreement.
          (d) Settlement. Effective for any SARs issued on or after January 1, 2005, upon exercise of the SAR, the Grantee shall receive an amount equal to the Spread. The Spread, less applicable withholdings, shall be payable only in Shares within 30 calendar days of the exercise date. In no event shall any SAR be settled in any manner other than by delivery of Shares that are traded on an established securities market. In addition, the Incentive Agreement under which such SARs are awarded, or any other agreements or arrangements, shall not provide that the Company will purchase any Shares delivered as a result of the exercise or vesting of a SAR. Any SARs issued under the Plan prior to January 1, 2005 shall be subject to the settlement provisions of the Plan as in effect prior to January 1, 2005, but only to the extent that such settlement is not considered a payment of deferred compensation that would be subject to Code Section 409A after December 31, 2004.
SECTION 3
COMMON STOCK AWARDS
3.1 Initial Award
     Each Outside Director shall receive, upon initial election or appointment to the Board, the grant of a Common Stock Award for the number of Shares as deemed appropriate to provide equity compensation to such Grantee having a Fair Market Value, effective as of the first date of such Outside Director’s service on the Board, as determined by the Board from time to time in its discretion.

3.2 Annual Award
     Each Outside Director shall receive an annual Common Stock Award on each Award Date with respect to service rendered through the respective Award Date. The Shares subject to the annual Common Stock Award shall be such number as deemed appropriate to provide equity compensation to such Grantee having a Fair Market Value as determined by the Board from time to time, and effective as of the Award Date. The Award Date for annual Common Stock Awards shall be made on the date of the annual Board meeting, with respect to the Grantee’s service as an Outside Director through such annual Award Date. The annual Common Stock Awards shall not be prorated for partial service of any Outside Director, except as described in Section 3.3.
3.3 Termination of Directorship
     If a Termination of Directorship occurs to an Outside Director, then in lieu of the annual Common Stock Award under Section 3.2, as of the next following annual Award Date such Outside Director shall be entitled to receive a number of Shares for such year equal to the nearest whole number of Shares obtained by multiplying the number of Shares having a Fair Market Value approximately equal to a dollar amount set by the Board from time to time pursuant to Section 3.2 by a fraction, the numerator of which is the number of days from the last previous annual Award Date up to and including the date of his Termination of Directorship, and the denominator of which is the number of days from the last previous annual Award Date up to and including his next following regularly scheduled annual Award Date. Such Shares shall be delivered to the Outside Director within thirty (30) days following the date of his Termination of Directorship.
3.4 Issuance of Common Stock
     Within thirty (30) days of the Award Date of a Common Stock Award pursuant to Sections 3.1, 3.2 or 3.3, the Company shall cause Shares of Common Stock to be issued in the name of the Grantee.
3.5 Subsequent Deferrals
     At the discretion of the Committee, a Grantee may elect in writing to defer the receipt of a Common Stock Award; provided, however, that (i) such election will not take effect until at least twelve (12) months after the date upon which the election is made by the Grantee, (ii) except in the case of payment on account of the Grantee’s death or Disability, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date the payment would otherwise have been paid, and (iii) such election may not be made less than twelve (12) months prior to the date the payment was otherwise scheduled to be made. Any subsequent deferral election made by the Grantee pursuant to this Section 3.5 must be consistent with the requirements of Code Section 409A.
SECTION 4
RESTRICTED STOCK
4.1 Award of Restricted Stock
     (a) Grant. In consideration of the Grantee’s Employment or service as an Outside Director, as applicable, Shares of Restricted Stock may be awarded by the Committee with such restrictions during the Restriction Period as may be imposed by the Committee in its discretion. The minimum Restriction Period for a Restricted Stock Award shall be three (3) years, and for a Performance Based Restricted Stock Award shall be one (1) year. Any such restrictions may differ with respect to a particular Grantee. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to, or more than the Fair Market Value of the Shares of Restricted Stock on the grant date. The terms and conditions of each Restricted Stock Award shall be evidenced by an Incentive Agreement and, during the Restriction Period, Shares of Restricted Stock must remain subject to a “substantial risk of forfeiture” within the meaning given to such term under Code Section 83. Any Restricted Stock Award granted to an Employee may, at the time of grant, be designated by the Committee as a Performance-Based Restricted Award that is intended to qualify for the Performance-Based Exception.
     (b) Immediate Transfer Without Immediate Delivery of Restricted Stock. Unless otherwise specified in the Grantee’s Incentive Agreement, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the Shares of Restricted Stock to the Grantee in consideration of his performance of services as an Employee or Outside Director, as applicable, entitling such Grantee to all voting and other ownership rights in such Shares.
     As specified in the Incentive Agreement, a Restricted Stock Award may limit the Grantee’s dividend rights during the Restriction Period in which the Shares of Restricted Stock are subject to a “substantial risk of forfeiture” (within the meaning given to such term under Code Section 83) and restrictions on transfer. In the Incentive Agreement, the Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Performance-Based Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, if applicable, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares subject to the Restricted Stock Award with respect to which the dividend is paid.
     Shares awarded pursuant to a Restricted Stock Award or Performance-Based Restricted Stock Award may be issued in the name of the Grantee and held, together with a stock power endorsed in blank, by (i) the Committee (or its delegate), (ii) Company (or its delegate), (iii) in trust or in escrow pursuant to an agreement satisfactory to the Committee, or (iv) in a restricted account held by the transfer agent, as shall be determined by the Committee, until such time as the restrictions on transfer have expired. All such terms and conditions shall be set forth in the particular Grantee’s Incentive Agreement. The Company or Committee, or its delegate, shall issue to the Grantee a receipt evidencing the Shares held by it which are registered in the name of the Grantee.
4.2 Restrictions
     (a) Forfeiture of Restricted Stock. Restricted Stock awarded to a Grantee may be subject to the following restrictions until the expiration of the Restriction Period: (i) a restriction that constitutes a “substantial risk of forfeiture” (as defined under Code Section 83), or a restriction on transferability; (ii) unless otherwise specified by the Committee in the Incentive Agreement, the Shares of Restricted Stock that are subject to restrictions which are not satisfied shall be forfeited and all rights of the Grantee to such Shares shall terminate; and (iii) any other restrictions that the Committee determines in advance are appropriate, including, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee. Any such restrictions shall be set forth in the Grantee’s Incentive Agreement.
     (b) Issuance of Certificates. Reasonably promptly after the date of grant with respect to the Restricted Stock Award, and unless the Committee has approved the use of electronic stock accounts that do not require the issuance of stock certificates, the Company shall cause to be issued a stock certificate, registered in the name of the Grantee to whom the Restricted Stock Award was granted, evidencing such Shares; provided, however, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank with respect to such Shares. Each such stock certificate shall bear the following legend or any other legend approved by the Company:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan and an Incentive Agreement entered into between the registered owner of such shares and Smith International, Inc. A copy of the Plan and Incentive Agreement are on file in the main corporate office of Smith International, Inc.
Such legend shall not be removed from the certificate evidencing such Shares of Restricted Stock unless and until such Shares vest pursuant to the terms of the Incentive Agreement.
     (c) Removal of Restrictions. The Committee, in its discretion, shall have the authority to provide in an Incentive Agreement that the restrictions on the Restricted Stock shall lapse upon the occurrence of the Grantee’s death or Disability, or in the event of a Change in Control. In addition, the Committee shall have the authority, in its discretion, to remove any or all of the restrictions on the Restricted Stock if it determines that, by reason of a change in applicable law or another change in circumstance arising after the grant date of the Restricted Stock Award, such action is necessary or appropriate.
4.3 Delivery of Shares of Common Stock
     When the restrictions in the Incentive Agreement have been satisfied, subject to (a) withholding taxes under Section 9.3 with respect to Employees and (b) the terms of the Incentive Agreement, the Company shall cause Shares of Common Stock to be issued in the name of the Grantee free of restrictions.
SECTION 5
RESTRICTED STOCK UNITS
5.1 Award of Restricted Stock Units
     In consideration of the Grantee’s Employment or service as an Outside Director, as applicable, Restricted Stock Unit Awards may be awarded by the Committee to designated Grantees, as determined in the discretion of the Committee. Any Restricted Stock Unit Award to an Employee may, at the time of grant, be designated by the Committee as a Performance-Based Restricted Award that is intended to qualify for the Performance-Based Exception. The minimum Restriction Period for a Restricted Stock Unit Award shall be three (3) years, and for a Performance Based Restricted Stock Unit Award shall be one (1) year.
5.2 Restricted Stock Unit Award Terms
     (a) Written Agreement. The terms and conditions of each grant of a Restricted Stock Unit Award shall be evidenced by an Incentive Agreement, which shall specify among other provisions (i) the number of Restricted Stock Units awarded to the Grantee, (ii) a specified period during which such Restricted Stock Units must remain subject to a “substantial risk of forfeiture” within the meaning given to such term under Code Section 409A, and (iii) the Performance Criteria, if applicable.
     (b) Vesting. The Committee, in its discretion, shall specify in the Grantee’s Incentive Agreement the date or dates upon which the “substantial risk of forfeiture” (as described in Section 4.2(a)) will lapse (the “Vesting Date”), and the events upon which such lapse occurs.
     (c) Payment. When the restrictions in the Incentive Agreement have been satisfied, subject to (i) withholding taxes under Section 9.3 with respect to Employees and (ii) the terms of the Incentive Agreement, Restricted Stock Units shall be paid in Shares or in cash, at the discretion of the Committee, within thirty (30) days after the later of (A) the Vesting Date (as defined in Section 5.2(b)) or (B) the date that satisfaction of any Performance Criteria for the Restricted Stock Units have been certified by the Committee but, in either event, not later than 2-1/2 months following the last day of the calendar year containing the Vesting Date.

     (d) Subsequent Deferrals. At the discretion of the Committee, a Grantee may elect in writing to defer the receipt of Shares payable upon vesting of a Restricted Stock Unit Award; provided, however, that (i) such election will not take effect until at least twelve (12) months after the date upon which the election is made by the Grantee, (ii) except in the case of payment on account of the Grantee’s death or Disability, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date the payment would otherwise have been paid, and (iii) such election may not be made less than twelve (12) months prior to the date the payment was otherwise scheduled to be made. Any subsequent deferral election made by the Grantee pursuant to this Section 5.2(d) must be consistent with the requirements of Code Section 409A.
SECTION 6
OTHER STOCK-BASED AWARDS
6.1 Grant of Other Stock-Based Awards
     Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are payable in Shares, as determined by the Committee to be consistent with the goals of the Company. Other types of Stock-Based Awards include, without limitation, purchase rights, Shares of Common Stock awarded that are not subject to any restrictions or conditions other than Common Stock Awards pursuant to Section 3 (limited, however, to not more than five percent (5%) of the Shares available under the Plan under Section 1.4), convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the performance of a specified Subsidiary, division or department of the Company, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Subsidiary. As is the case with other types of Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in conjunction with any other Incentive Awards. Other Stock-Based Awards are not intended to be deferred compensation that is subject to Code Section 409A unless otherwise determined by the Committee.
6.2 Other Stock-Based Award Terms
     (a) Written Agreement. The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Incentive Agreement.
     (b) Purchase Price. Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued Shares) or to be rendered, or (ii) as otherwise specified in the Incentive Agreement.
     (c) Performance Criteria and Other Terms. In its discretion, the Committee may specify Performance Criteria for (i) vesting in Other Stock-Based Awards and (ii) payment thereof to the Grantee, as it may determine in its discretion. The extent to which any such Performance Criteria have been met shall be determined and certified by the Committee in accordance with the requirements to qualify for the Performance-Based Exception under Code Section 162(m). All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Incentive Agreement.
     (d) Payment. Other Stock-Based Awards shall be paid in Shares, in a single payment or in installments on such dates as determined by the Committee; all as specified in the Incentive Agreement.

SECTION 7
PERFORMANCE CRITERIA
     As determined by the Committee at the time of grant, Performance-Based Restricted Awards, Other Stock-Based Awards and other types of Incentive Awards made under the Plan may be granted to an Employee subject to performance objectives relating to one or more of the following within the meaning of Code Section 162(m) in order to qualify for the Performance-Based Exception (the “Performance Criteria”):
(a)	profits (including, but not limited to, profit growth, net operating profit or economic profit);

(b)	profit-related return ratios;

(c)	return measures (including, but not limited to, return on assets, capital, equity, investment or sales);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments);

(e)	earnings (including but not limited to, total shareholder return, earnings per share or earnings before or after taxes);

(f)	net sales growth;

(g)	net earnings or income (before or after taxes, interest, depreciation and/or amortization);

(h)	gross, operating or net profit margins;

(i)	productivity ratios;

(j)	share price (including, but not limited to, growth measures and total shareholder return);

(k)	turnover of assets, capital, or inventory;

(l)	expense targets;

(m)	margins;

(n)	measures of health, safety or environment;

(o)	operating efficiency;

(p)	customer service or satisfaction;

(q)	market share;

(r)	credit quality; and

(s)	working capital targets.
     Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a Performance Period.
     The Committee shall establish one or more Performance Criteria for each Incentive Award that is intended to qualify for the Performance-Based Exception no later than ninety (90) days after the beginning of the

Performance Period to which the Award relates. In establishing the Performance Criteria for each applicable Incentive Award, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including, but not limited to, all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principle, all as determined in accordance with standards by Opinion No. 30 of the Accounting Principles Board (APB Opinion 30) or other authoritative financial accounting standards). The terms of the stated Performance Criteria for each applicable Incentive Award must preclude the Committee’s discretion to increase the amount payable to any Grantee that would otherwise be due upon attainment of the Performance Criteria. The Performance Criteria specified in any Incentive Agreement need not be applicable to all Incentive Awards, and may be particular to an individual Grantee’s function or business unit. The Committee may establish the Performance Criteria of the Company or any entity which is affiliated by common ownership with the Company as determined and designated by the Committee, in its discretion, in the Incentive Agreement.
SECTION 8
PROVISIONS RELATING TO PLAN PARTICIPATION
8.1 Incentive Agreement
     Each Grantee to whom an Incentive Award is granted (other than a Common Stock Award) shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain such specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions that are specific to the individual Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (a) shall not disclose any confidential information acquired during Employment with the Company, (b) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (c) shall not interfere with the employment or other service of any employee, (d) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (e) shall forfeit an Incentive Award if terminated for Cause, (f) shall not be permitted to make an election under Code Section 83(b) when applicable, and (g) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, a stockholders’ agreement, buy-sell agreement, or other agreement restricting the transferability of Shares by Grantee. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to the Grantee. The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer; provided, however, effective as of January 1, 2006, the Committee, in its discretion, may from time to time approve another method of acceptance.
8.2 No Right to Employment
     Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights (including without limitation, rights to either continued Employment or service as an Outside Director) in any Grantee or affect any right to terminate the Employment of any Grantee or service as an Outside Director at any time without regard to the existence of the Plan.
8.3 Securities Requirements
     The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such

Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.
     The Committee may, in its discretion, defer the effectiveness of any payment under an Incentive Award to allow the issuance of Shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Incentive Award. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Grantee may, by written notice to the Committee withdraw such exercise and obtain the refund of any amount paid with respect thereto.
     If the Shares issuable on payment of an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO ANY APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
8.4 Transferability
     Incentive Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined under Code Section 414(p)); provided, however, only with respect to Incentive Awards consisting of Stock Options awarded to an Employee, the Committee may, in its discretion, authorize all or a portion of the Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of Immediate Family members, (iii) a partnership in which such Immediate Family members are the only partners, or (iv) any other entity owned solely by Immediate Family members; provided that (A) there may be no consideration for any such transfer, (B) the Incentive Agreement pursuant to which such Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 8.4, (C) subsequent transfers of transferred Stock Options shall be prohibited except in accordance with clauses (a) and (b) (above) of this sentence, and (D) there may be no transfer of any Incentive Award in a listed transaction as described in IRS Notice 2003-47. Following any permitted transfer, the Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” shall be deemed to refer to the transferee. The events of termination of employment, as set out in Section 8.7 and in the Incentive Agreement, shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Incentive Agreement.
     Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company and the Committee shall have no obligation to provide any notices to any Grantee or transferee thereof, including, for example, notice of the expiration of an Incentive Award following the original Grantee’s termination of Employment.
     The designation by a Grantee of a beneficiary of an Incentive Award shall not constitute transfer of the Incentive Award. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.4 shall be void and ineffective. All determinations under this Section 8.4 shall be made by the Committee, in its discretion.
8.5 Rights as a Stockholder
     (a) No Stockholder Rights. Except as otherwise provided in Section 4.1(b) for grants of Restricted Stock, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares of Common Stock until the issuance of a stock certificate or other record of ownership for such Shares.
     (b) Representation of Ownership. In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person. The Committee may also require such consents and releases of taxing authorities as it deems advisable.
8.6 Change in Stock and Adjustments
     (a) Changes in Law or Circumstances. Subject to Section 8.8 (which only applies in the event of a Change in Control), in the event of any change in applicable law or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Board or Committee should so determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the price per Share for outstanding Incentive Awards, but shall not result in the grant of any Stock Option with an exercise price less than 100% of the Fair Market Value per Share on the date of grant. The Board or Committee shall give notice to each applicable Grantee of such adjustment which shall be effective and binding.
     (b) Exercise of Corporate Powers. The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.
     (c) Recapitalization of the Company. Subject to Section 8.8 (which only applies in the event of a Change in Control), if while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of Shares of Common Stock or other capital readjustment, the payment of a stock dividend, stock split, combination of Shares, recapitalization or other increase or reduction in the number of Shares outstanding, without receiving compensation therefor in money, services or property, then the number of Shares available under the Plan and the number of Incentive Awards which may thereafter be settled shall (i) in the event of an increase in the number of Shares outstanding, be proportionately increased and the Option Price or Fair Market Value of the Incentive Awards awarded shall be proportionately reduced; and (ii) in the event of a reduction in the number of Shares outstanding, be proportionately reduced, and the Option Price or Fair Market Value of the Incentive Awards awarded shall be proportionately increased. The Board or Committee shall take such action and whatever other action it deems appropriate, in its discretion, so that the value of each outstanding Incentive Award to the Grantee shall not be adversely affected by a corporate event described in this Section 8.6(c).

     (d) Issue of Common Stock by the Company. Except as hereinabove expressly provided in this Section 8.6 and subject to Section 8.8 in the event of a Change in Control, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, Option Price or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards; provided, however, in such event, outstanding Shares of Restricted Stock shall be treated the same as outstanding unrestricted Shares of Common Stock.
     (e) Assumption under the Plan of Outstanding Stock Options. Notwithstanding any other provision of the Plan, the Board or Committee, in its discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a corporation or other entity that was merged into, consolidated with, or whose stock or assets were acquired by, the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Board or Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock-based incentive award; such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of Shares reserved for issuance pursuant to Section 1.4. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall reduce the Shares available for grants under Section 1.4 and, if not prohibited by any applicable rule or regulation and after obtaining any required shareholder approval, shall likewise increase the number of shares available for Incentive Awards.
     (f) Assumption of Incentive Awards by a Successor. Subject to the accelerated vesting and other provisions of Section 8.8 that apply in the event of a Change in Control, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of Shares subject to Incentive Awards, such shares of capital stock or other securities or property as may be issuable or payable with respect to or in exchange for the number of Shares which Grantee would have received had he been entitled to exercise Shares subject to the Award immediately prior to such Corporate Event, together with any conforming adjustments. For this purpose, Shares of Restricted Stock shall be treated the same as unrestricted outstanding Shares of Common Stock. A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Board or Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.
     Notwithstanding the previous paragraph of this Section 8.6(f), but subject to any accelerated vesting or other provisions of Section 8.8 or the Incentive Agreement that apply in the event of a Change in Control, in the event of a Corporate Event (described in the previous paragraph), the Board or Committee, in its discretion, shall have the right and power to:
(i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Board or Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; provided, however, this subsection (i) shall be inapplicable to an Incentive Award granted within six (6) months before the occurrence of the Corporate Event if the Grantee is an Insider and such disposition is not exempt under Rule 16b-3 (or other rules preventing liability of the Insider under Section 16(b) of the Exchange Act) and, in that event, the provisions hereof shall be applicable to such Incentive Award after the expiration of six (6) months from the date of grant; or
       (ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Board or Committee, in its discretion, in the Option Price or exercise price of the Incentive Award, if any, or in the number of Shares or amount of property (including cash) subject to the Incentive Award; or
       (iii) provide for assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.
     The Board or Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Section 8.6(f).
8.7 Termination of Employment or Directorship, Death, Disability and Retirement
     (a) Termination of Employment. Unless otherwise expressly provided in the Grantee’s Incentive Agreement with respect to a Grantee who is an Employee, if the Grantee’s Employment is terminated (i) involuntarily by the Company without Cause or (ii) for any other reason except due to his death, Disability, Retirement, for Cause, or his voluntary resignation, as subject to the following provisions of this Section 8.7, then any non-vested portion of any Stock Option or other Incentive Award at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination date unless the Committee, in its discretion, provides for an extension of exercisability or other modification pursuant to Section 1.3(d) or Section 8.7(g). In such event, except as otherwise expressly provided in his Incentive Agreement or as determined by the Committee in its discretion, the Grantee shall be entitled to exercise his rights only with respect to the vested portion of the Incentive Award for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement or (ii) one (1) year after the date of his termination of Employment.
     (b) Termination of Directorship. With respect to a Grantee who is an Outside Director, unless otherwise specifically provided in the Grantee’s Incentive Agreement, and except as provided in Section 3.3, upon a Grantee’s Termination of Directorship, all outstanding Awards that are not vested as of such Termination of Directorship will be forfeited.
     (c) Termination of Employment for Cause. Unless otherwise expressly provided in the Grantee’s Incentive Agreement with respect to a Grantee who is an Employee, in the event of termination of the Grantee’s Employment for Cause, all vested and non-vested Incentive Awards granted to such Grantee shall immediately expire, and shall not be exercisable to any extent, as of 12:01 a.m. (CST) on the date of such termination of Employment.
     (d) Voluntary Resignation. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, with respect to a Grantee who is an Employee, in the event of termination of the Grantee’s Employment due to his voluntary resignation except resulting from his Disability or Retirement:
       (i) any non-vested portion of any outstanding Incentive Award shall immediately terminate and no further vesting shall occur; and
       (ii) any vested Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award, or (B) the expiration of ninety (90) days after the date of his termination of Employment.

     (e) Retirement. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, with respect to a Grantee who is an Employee, upon the termination of Employment due to Retirement:
       (i) any non-vested portion of any outstanding Incentive Award shall immediately terminate and no further vesting shall occur; and
       (ii) any vested Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award, or (B) the expiration of three (3) years after the date of his termination of Employment.
     (f) Disability or Death. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, with respect to a Grantee who is an Employee, upon termination of Employment as a result of the Grantee’s Disability or death:
     (i) any non-vested portion of any outstanding Incentive Award shall immediately terminate upon termination of Employment and no further vesting shall occur; and
     (ii) any vested Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award or (B) the expiration of three (3) years after the date of his termination of Employment.
     In the event that the Grantee dies or becomes permanently and totally disabled as determined by the Committee within the one-year period specified in Section 8.7(a) (above), then notwithstanding Section 8.7(a), the Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award or (B) the expiration of one (1) year after the date of his death or the date he is determined to be permanently and totally disabled as such date is determined by the Committee.
     In the event that the Grantee dies or becomes permanently and totally disabled as determined by the Committee within the three-year period specified in Section 8.7(e) (above), then notwithstanding Section 8.7(e), the Incentive Award shall expire on the earlier of: (A) the expiration date set forth in the Incentive Agreement for such Incentive Award or (B) the later of either (i) the expiration of three (3) years after the date of his Retirement or (ii) one (1) year from the date of his death or the date he is determined to be permanently and totally disabled as such date is determined by the Committee.
     (g) Continuation. Subject to the conditions and limitations of the Plan and applicable law and regulation, with respect to a Grantee who is an Employee, in the event that the Grantee ceases to be an Employee, the Committee and Grantee, in their discretion, may mutually agree with respect to any outstanding Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Incentive Award; (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Incentive Award; or (iii) to any other change in the terms and conditions of the Incentive Award. In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.
8.8 Change in Control
     Notwithstanding any contrary provision in the Plan, with respect to a Grantee who is an Employee, in the event of a Change in Control (as defined below), the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the individual Grantee’s Incentive Agreement:
     (a) all of the Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable;

     (b) all of the restrictions and conditions of any Restricted Stock and any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Restriction Period with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become free of all restrictions and fully vested; and
     (c) all of the Performance-Based Restricted Awards and any Other Stock-Based Awards shall become fully vested and deemed earned in full at the specified 100% target amounts, and promptly paid within thirty (30) days to the affected Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.
     For all purposes of the Plan, a “Change in Control” of the Company means the occurrence of any one or more of the following events:
     (a) The acquisition by any individual, entity or group (a “Person”) (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding Shares (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in Section 8.8(c) (below) are satisfied;
     (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty (20%) or more of, respectively, the then outstanding Shares resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination;

     (d) The adoption of any plan or proposal for the liquidation or dissolution of the Company; or
     (e) Any other event that a majority of the Board, in its sole discretion, determines to constitute a Change in Control hereunder.
     Notwithstanding the occurrence of any of the foregoing events set out in this Section 8.8 which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting or reasonably leading to a Change in Control shall not be deemed a Change in Control hereunder. Such determination shall be effective only if it is made by the Board (i) prior to the occurrence of an event that otherwise would be, or reasonably lead to, a Change in Control, or (ii) after such event only if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be, or reasonably lead to, a Change in Control.
     Notwithstanding the foregoing provisions of this Section 8.8, to the extent that any payment or acceleration hereunder is subject to Code Section 409A for deferred compensation, whether a Change in Control has occurred with respect to such amount shall be determined within the meaning set forth in Code Section 409A(a)(2)(A)(v), but only to the extent inconsistent with the foregoing provisions as determined in the discretion of the Committee.
8.9 Exchange of Incentive Awards
     The Committee may, in its discretion, permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.
8.10 Financing
     Subject to the requirements of the Sarbanes-Oxley Act of 2002, the Company may extend and maintain, or arrange for and guarantee, the extension and maintenance of financing to any Grantee to purchase Shares pursuant to exercise of an Incentive Award upon such terms as are approved by the Committee in its discretion.
SECTION 9
GENERAL
9.1 Effective Date and Grant Period
     The Plan is adopted by the Board effective as of the Effective Date, subject to the approval of the stockholders of the Company. Incentive Awards may be granted under the Plan at any time prior to receipt of such stockholder approval; provided, however, (a) no Shares may be issued pursuant to Incentive Awards granted after the Effective Date until the requisite stockholder approval is obtained, and (b) if the requisite stockholder approval is not obtained then any Incentive Awards granted hereunder after the Effective Date shall automatically become null and void and of no force or effect. Notwithstanding the foregoing, any Incentive Award that is intended to satisfy the Performance-Based Exception shall not be granted until the terms of the Plan are disclosed to, and approved by, stockholders of the Company in accordance with the requirements of the Performance-Based Exception.
9.2 Funding and Liability of Company
     No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or to otherwise segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by the Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.
9.3 Withholding Taxes
     (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as the result of an Incentive Award. Upon the lapse of restrictions on Restricted Stock, the Committee, in its discretion, may elect to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction as determined by the Committee.
     (b) Share Withholding. With respect to tax withholding required upon the exercise of Stock Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction as determined by the Committee. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.
     (c) Loans. To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Committee may provide for loans, on either a short term or demand basis, from the Company to a Grantee who is an Employee to permit the payment of taxes required by law.
9.4 No Guarantee of Tax Consequences
     The Company, the Committee and the Board do not make any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate in the Plan.
9.5 Designation of Beneficiary by Grantee
     Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.
9.6 Deferrals
     Except as set forth in Section 5.2, the Committee shall not permit a Grantee to defer such Grantee’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee by virtue of the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or goals with respect to Performance-Based Restricted Awards or Other Stock-Based Awards.

9.7 Amendment and Termination
     The Board shall have the power and authority to terminate or amend the Plan at any time, provided, however, the Board shall not, without the approval of the stockholders of the Company within the time period required by applicable law:
     (a) except as provided in Section 8.6, increase the maximum number of Shares which may be issued under the Plan pursuant to Section 1.4;
     (b) amend the requirements as to the class of individuals eligible to purchase Common Stock under the Plan;
     (c) extend the term of the Plan; or,
     (d) while the Company is a Publicly Held Corporation (i) increase the maximum limits on Incentive Awards to Covered Employees as set for compliance with the Performance-Based Exception or (ii) decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act.
     No termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written consent of such Grantee or other designated holder of such Incentive Award.
     In addition, to the extent that the Committee determines that (a) the listing for qualification requirements of any national securities exchange or quotation system on which the Company’s Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.
9.8 Requirements of Law
     (a) Governmental Entities and Securities Exchanges. The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
     (b) Securities Act Rule 701. If no class of the Company’s securities is registered under Section 12 of the Exchange Act, then unless otherwise determined by the Committee, grants of Incentive Awards to “Rule 701 Grantees” (as defined below) and issuances of the underlying Shares, if any, on the exercise or conversion of such Incentive Awards are intended to comply with all applicable conditions of Securities Act Rule 701 (“Rule 701”), including, without limitation, the restrictions as to the amount of securities that may be offered and sold in reliance on Rule 701, so as to qualify for an exemption from the registration requirements of the Securities Act. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention. In accordance with Rule 701, each Grantee shall receive a copy of the Plan on or before the date an Incentive Award is granted to him, as well as the additional disclosure required by Rule 701(e) if the aggregate sales price or amount of securities sold during any consecutive 12-month period exceeds $5,000,000 as determined under Rule 701(e). If Rule 701 (or any successor provision) is amended to eliminate or otherwise modify any of the requirements specified in Rule 701, then the provisions of this Section 9.8(b) shall be interpreted and construed in accordance with Rule 701 as so amended. For purposes of this Section 9.8(b), as determined in accordance with Rule 701, “Rule 701 Grantees” shall mean any Grantee other than a director of the Company, the Company’s chairman, CEO, president, chief financial officer, controller and any vice president of the Company, and any other key employee of the Company who generally has access to financial and other business related information and possesses sufficient sophistication to understand and evaluate such information.
9.9 Rule 16b-3 Securities Law Compliance for Insiders
     While the Company is a Publicly Held Corporation, transactions under the Plan with respect to Insiders are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention, and to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.
9.10 Compliance with Code Section 162(m) for Publicly Held Corporation
     While the Company is a Publicly Held Corporation, unless otherwise determined by the Committee with respect to any particular Incentive Award, it is intended that the Plan shall comply fully with the applicable requirements so that any Incentive Awards subject to Section 162(m) that are granted to Covered Employees shall qualify for the Performance-Based Exception, except for grants of Stock Options with an Option Price set at less than the Fair Market Value of a Share on the date of grant. If any provision of the Plan or an Incentive Agreement would disqualify the Plan or would not otherwise permit the Plan or Incentive Award to comply with the Performance-Based Exception as so intended, such provision shall be construed or deemed to be amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Committee; provided, however, no such construction or amendment shall have an adverse effect on the prior grant of an Incentive Award or the economic value to a Grantee of any outstanding Incentive Award.
9.11 Notices
     (a) Notice From Insiders to Secretary of Change in Beneficial Ownership. Within two business days after the date of a change in beneficial ownership of the Common Stock issued or delivered pursuant to the Plan, an Insider should report to the Secretary of the Company, or his delegate, any such change to the beneficial ownership of Common Stock that is required to be reported with respect to such Insider under Rule 16(a)-3 promulgated pursuant to the Exchange Act. Whenever reasonably feasible, Insiders will provide the Committee or Company with advance notification of such change in beneficial ownership.
     (b) Notice to Insiders and Securities and Exchange Commission. The Company shall provide notice to any Insider, as well as to the Securities and Exchange Commission, of any “blackout period,” as defined in Section 306(a)(4) of the Sarbanes-Oxley Act of 2002, in any case in which Insider is subject to the requirements of Section 304 of said Act in connection with such “blackout period.”
9.12 Pre-Clearance Agreement with Brokers
     Notwithstanding anything in the Plan to the contrary, no Shares issued pursuant to the Plan will be delivered to a broker or dealer that receives such Shares for the account of an Insider unless and until the broker or dealer enters into an agreement with the Company whereby such broker or dealer agrees to report immediately to the Secretary of the Company (or other designated person) a change in the beneficial ownership of such Shares.
9.13 Successors to Company
     All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
9.14 Miscellaneous Provisions
     (a) No Employee, Outside Director, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee or Outside Director any right to be retained in the Employment or other service of the Company or any Subsidiary.
     (b) The expenses of the Plan shall be borne by the Company.
     (c) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.
9.15 Severability
     In the event that any provision of the Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
9.16 Gender, Tense and Headings
     Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.
9.17 Governing Law
     The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has caused the Plan to be duly executed in its name and on its behalf by its duly authorized officer, effective as of January 1, 2005.

SMITH INTERNATIONAL, INC.

By:	/s/ RICHARD E. CHANDLER, JR.

Name:	Richard E. Chandler, Jr.
Title:	Senior Vice President, General Counsel and Secretary